Exhibit 10.1

EXECUTION COPY

TRANSITION AND ADVISORY AGREEMENT

THIS TRANSITION AND ADVISORY AGREEMENT (this “Agreement”) is made and entered into as of November 20, 2025 (the “Effective Date”), by and between Katherine Fogertey, on her own behalf and on behalf of her descendants, dependents, heirs, executors, administrators, agents, assigns, and successors, on the one hand (collectively “Executive”), and Shake Shack Enterprises, LLC, on its own behalf, on behalf of its present and former directors, officers, partners, members, owners, shareholders, employees, representatives, agents, attorneys, and insurers, and on behalf of all of their parents, subsidiaries, affiliates, predecessors, successors, related entities, and assigns (“Enterprises”), SSE Holdings, LLC, on its own behalf, on behalf of its present and former directors, officers, partners, members, owners, shareholders, employees, representatives, agents, attorneys, and insurers, and on behalf of all of their parents, subsidiaries, affiliates, predecessors, successors, related entities, and assigns (“Partnership”), and Shake Shack Inc., on its own behalf, on behalf of its present and former directors, officers, partners, members, owners, shareholders, employees, representatives, agents, attorneys, and insurers, and on behalf of all of their parents, subsidiaries, affiliates, predecessors, successors, related entities, and assigns, on the other hand (the “Pubco” and, together with Enterprises and Partnership, collectively, the “Company”, and, with Executive, the “Parties”).

WHEREAS, Executive is currently serving as the Chief Financial Officer of the Company pursuant to an Employment Agreement, dated June 14, 2021, by and among Executive, on the one hand, and Enterprises, the Partnership and Pubco, on the other hand (the “Employment Agreement”);

WHEREAS, on November 20, 2025, pursuant to Section 4(b) of the Employment Agreement, Executive delivered a Notice of Termination (in reliance on the resignation without Good Reason provisions thereof) to the Company as the Company’s Chief Financial Officer, effective March 4, 2026 (the “Resignation Date”), which will follow the filing of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2025 (“FYE 2025”);

WHEREAS, the Company and Executive believe that it is in the best interests of the Company and its stockholders to establish an orderly transition of the duties and responsibilities of the role of the Chief Financial Officer; and

WHEREAS, in furtherance of the foregoing, Executive and the Company have negotiated and reached an agreement with respect to all rights, duties and obligations arising between them, including, but in no way limited to, any rights, duties and obligations that have arisen or might arise out of or are in any way related to Executive’s continued employment with Company and the conclusion of that employment (other than as specifically provided in this Agreement).

NOW, THEREFORE, in consideration of the mutual covenants and commitments set forth herein, Executive and Company agree as follows:

1.            Employment; Duties. As of the Effective Date, Executive shall resign as the Chief Financial Officer of the Company, and Executive shall remain employed at the Company as a senior advisor through the Resignation Date. Executive acknowledges the importance to the Company of an orderly transition of Executive’s job duties and responsibilities to the Company’s designees. Executive also acknowledges that, but for the promises and covenants set forth in the Agreement, including but not limited to her cooperation in the orderly transition of her job duties and responsibilities, the Company would not have offered the Transition Services Payment, and all payments, benefit, or equity, as set forth in Section 2 below. As such, Executive agrees to provide all services necessary and/or as may be asked of her by the Company from time to time to transition her job duties and responsibilities to the Company’s designees, including the services set forth on Exhibit A attached hereto. In addition, Executive agrees to meet with the Company representatives as requested by the Company, provide all information requested by the Company and/or its designees, volunteer to the Company all pertinent information, turn over all relevant documents, and answer all Company inquiries in a timely, truthful and complete manner. Executive’s obligations under this Section 1 shall continue through the first anniversary of the Resignation Date. Executive understands that, in the event the Company asks for her cooperation in accordance with the terms of this Section 1, the Company will not compensate her beyond the payments and benefits set forth in Section 2 below.

2.            Payments and Benefits. As compensation for Executive’s continuing employment and services hereunder, and in recognition of Executive’s contributions and as consideration for Executive signing this Agreement and agreeing to be bound by the promises and covenants set forth herein:

(a)            Through the Resignation Date, the Company agrees to continue (i) to pay Executive’s salary of Six Hundred Eighteen Thousand Dollars ($618,000.00) (the “Annual Base Salary”) at a rate of Eleven Thousand Eight Hundred Eighty-Four Dollars and Sixty-One Cents ($11,884.61) per week (less applicable taxes, withholdings, and deductions) and (ii) to provide Executive with all benefits in which Executive is currently enrolled (including without limitation health and dental benefits, disability benefits and 401k benefits), in accordance with the terms of the Company’s benefit plans/programs, except that Executive will not accrue any additional paid time off (“PTO”) as of the Effective Date, other than as required under the New York City Earned Sick and Safe Time Act or New York State Paid Leave Law. Executive shall have the ability to take PTO through the Resignation Date.

(b)            On the first regularly scheduled payroll date following the Resignation Date, the Company will pay Executive one hundred percent (100%) of her bonus earned for FYE 2025 pursuant to the Senior Executive Incentive Bonus Plan. Such payment shall be made in accordance with the Company’s normal payroll practices. Executive acknowledges that she shall not be entitled to receive any bonus for the fiscal year ended December 30, 2026 (“FYE 2026”).

(c)            Provided that Executive (i) signs and does not revoke this Agreement, (ii) signs the Certificate attached hereto as Exhibit B (the “Certificate”) after the Resignation Date, and (iii) does not revoke the Certificate, the Company agrees to accelerate the vesting of the Restricted Stock Units awarded annually to Executive pursuant to the Company’s Incentive Award Plan, as amended, that would have been issuable to the Executive if the Executive was still employed at the Company as of the applicable vesting dates set forth below, less any Federal, state, local, or foreign taxes required by law to be withheld by reducing the number of shares of common stock otherwise deliverable to Executive (collectively, the “Transition Services Payment”), as follows:

Award	Vesting Date
2026 RSU Award	July 15, 2026
2027 RSU Award	March 1, 2027

All such Transition Services Payments shall vest in full as of the Certificate Date. Executive’s outstanding restricted stock unit award and performance stock unit award with a March 1, 2026 vesting date will continue in effect in accordance with the terms of their applicable award agreements entered into by Executive and the Company’s 2025 Incentive Award Plan, so long as Executive remains employed. Executive acknowledges that she shall forfeit any other unvested Restricted Stock Units awarded pursuant to the Company’s Incentive Award Plan, including later vesting tranches of Restricted Stock Units included in the above annual equity awards. Executive agrees not to trade any common stock on the basis of material non-public information. Executive further agrees that she will not receive a performance stock unit award or restricted stock unit award for FYE 2026. Any delay in the certification of financials will not impact Executive’s eligibility for the Transition Services Payments.

Notwithstanding anything set forth in this Section 2(c) to the contrary, in no event shall Executive receive any portion of the Transition Services Payment until the date that is eight (8) days after the date that Executive signs the Certificate (the “Certificate Date”).

(d)            Executive acknowledges that all employee benefits provided to her by the Company will end on the Resignation Date.

(e)            As of the Resignation Date, the Company shall, at its expense, provide Executive with outplacement services from one or more organizations that are then offered by the Company from time to time for up to six (6) months from the Resignation Date or until other employment is obtained, whichever occurs first.

(f)            The Transition Services Payment and all other payments provided for herein shall be paid out to Executive as W-2 wages and thus be subject to all applicable taxes, withholdings and deductions.

3.            No Other Compensation or Benefits Owed. Executive acknowledges and agrees that she has no entitlement to any salary, bonus, commission, payout, severance pay, vacation pay or other benefits (including 401(k) and long term disability insurance), damages, attorneys’ fees or costs from the Company except as specifically provided in this Agreement, and Executive specifically waives and foregoes all rights to any compensation or benefits of any kind that are not expressly provided to her in this Agreement. Executive acknowledges and agrees that the consideration provided for in this Agreement is greater than that to which she may otherwise be entitled. Executive represents and warrants that she has been properly paid by the Company for all time worked while employed by the Company. Executive also agrees that she will submit for reimbursement all receipts for work related expenses incurred prior to the Resignation Date to the Company no later than the Resignation Date. Executive also acknowledges that, as of the Resignation Date, she is no longer authorized to incur any expenses, liabilities, and/or obligations on behalf of the Company, and Executive agrees that, after the Resignation Date, she will not hold herself out to be an agent of the Company.

4.	Executive Release.

(a)            In exchange for the Transition Services Payment, Executive, on her own behalf and on behalf of her descendants, dependents, heirs, executors, administrators, agents, assigns, and successors, release and discharge the Company, on its own behalf, on behalf of its present and former directors, officers, partners, members, trustees, shareholders, owners, employees, representatives, agents, attorneys, and insurers, and on behalf of all of their parents, subsidiaries, affiliates, predecessors, successors, related entities, and assigns, from, and with respect to, any and all actions, causes of action, suits, liabilities, claims, charges and demands whatsoever, to the maximum extent permitted by law, which have accrued at any time from the beginning of time through the date of Executive’s acknowledgement of this Agreement, including but not limited to: (i) any and all claims, demands, causes of action, complaints or charges, known or unknown, of any kind or character, in tort, or under any other law or statue whatsoever, which Executive has or might have as a result of, or in any way connected with, Executive’s employment or separation of employment with the Company; (ii) any claims for breach of contract, quantum meruit, promissory estoppel, fraud, fraudulent misrepresentation or concealment, unjust enrichment, interference with prospective business advantage, wrongful or bad faith termination, defamation, negligent or intentional infliction of emotional distress, outrageous conduct, breach of the covenant of good faith and fair dealing, invasion of privacy, business or personal injury, and any other common law contract and tort claims; (iii) any claims for unpaid or lost benefits, salary, bonus, commissions, gratuities, service charges, payouts, vacation pay, severance pay, overtime, or other compensation; (iv) any claims for attorneys’ fees, costs, disbursements, or other expenses; (v) any claims for damages or personal injury; (vi) any claims of employment discrimination, whether based on federal, state, or local law or judicial or administrative decision; (vii) any claims under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866 and 1871; the Federal Worker Adjustment and Retraining Notification Act of 1988; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Worker Benefits Protection Act (“OWBPA”); the Americans With Disabilities Act of 1990; the Occupational Safety and Health Act; the Employee Retirement Income Security Act of 1974; the Immigration Reform and Control Act; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974; the Families First Coronavirus Response Act; the Pregnancy Discrimination Act; the Equal Pay Act of 1973; the Rehabilitation Act of 1973; the Genetic Information Nondiscrimination Act of 2008; the Civil Rights Act of 1991, 42 U.S.C. § 1981; the National Labor Relations Act of 1935; the Dodd-Frank Wall Street Report and Consumer Protection Act; Sarbanes-Oxley Act of 2002, Public Law 107-204; the Federal Fair Credit Reporting Act; the Consolidated Omnibus Budget Reconciliation Act of 1985; and the New York State Human Rights Law; the New York Civil Rights Law; the New York City Human Rights Law; the New York Worker Adjustment and Retraining Notification Act; the New York Labor Law (including but not limited to the Retaliatory Action by Employers Law, the New York Worker Adjustment and Retraining Notification Act; all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law); the New York Wage Theft Prevention Act; the New York Hospitality Industry Wage Order; the New York Minimum Wage Order for Miscellaneous Industries and Occupations; Article 23-A of the New York Corrections Law; the New York City Earned Safe and Sick Time Act; the New York Whistleblower Law; the New York State Paid Sick Leave Law; New York COVID Leave Law; the New York City Stop Credit Discrimination in Employment Act; the New York City Fair Work Week Law; the New York City Vaccination Leave and Child Vaccination Leave Law; New York Paid Family Leave Law; the New York Civil Rights Law, Section 125 of the New York Workers’ Compensation Law; and the New York City Commuter Benefits Law, each as amended; and/or (viii) any other federal, state, or municipal law ordinance, regulation or order, or the common law, or any self-regulatory organization rule or regulation that may be legally released. This Agreement includes any claims for or rights to damages, whether contractual, liquidated, compensatory, exemplary, or punitive, or rights to or claims for injunctive or equitable relief, or rights to or claims for expenses, costs, fees, attorneys' fees, and all losses of any kind whatsoever, which Executive has or might have by virtue of any fact(s), act(s) or event(s) occurring prior to the Effective Date. Nothing contained in this Agreement, however, precludes Executive from pursuing any claims for a breach of this Agreement, any claims that Executive may have that arise after the date that Executive executes this Agreement, and any claims for accrued but unpaid base salary, rights to any continuation of health coverage pursuant to COBRA, subject to the terms and conditions of the applicable health plan and law, and any claims for unemployment insurance benefits or workers’ compensation benefits. Further, Executive acknowledges that she does not release any rights that she may have to any vested benefits under any applicable employee benefit plan, the rights to which are governed by the terms of the applicable plan documents and agreements.

(b)            Notwithstanding anything herein to the contrary, nothing contained herein shall constitute a release or waiver by Employee of: (i) any Claims that cannot be waived by law; (ii) Claims arising after the Effective Date; (iii) Claims for accrued, vested benefits, such as pension, retirement, welfare, or equity benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements; (iv) Claims for accrued but unpaid base salary; (v) Claims for accrued but unused vacation in accordance with applicable law and the policy of the Company; (vi) the Executive’s rights to any continuation of health coverage, pursuant to COBRA, subject to the terms and conditions of the applicable Company health plan and applicable law; (vii) any rights to indemnification as provided by, and in accordance with the terms of any organizational documents or policies, any Company insurance policy providing such coverage, and applicable law; or (vii) any rights or remedies available to the Executive to enforce this Agreement or any of its terms or conditions. The Company will extend any rights to indemnification asserted against Executive for actions arising after the Resignation Date arising from events occurring during her employment to the extent permissible under its insurance policies providing such coverage and applicable law.

(c)            The Company represents that it has not asserted any legal claim against Executive and, as of the date this Agreement is executed, is not aware of any legal claim it intends to assert or could assert against Executive.

5.	Confidentiality.

(a)            Executive agrees that she has kept, and shall keep, the existence and terms of this Agreement confidential, and has not disclosed, and shall not disclose, them to anyone except her attorney, tax advisor, and/or spouse (collectively, “Executive Confidants”), provided, that such individuals first agree that they will treat such information as strictly confidential and that Executive agrees to be responsible for any disclosure by any Executive Confidant exactly as if Executive had made the disclosure herself. In the event that any Executive Confidant violates the terms of this Section 5(a), such violation shall be deemed a violation by Executive of the terms of this Section 5(a).

(b)            Executive acknowledges that, during her employment with the Company, she has had unique access to or became aware of confidential, proprietary, and personal information about the Company, its partners and owners, and its customers and patrons. Such confidential, proprietary, and personal information includes but is not limited to information concerning the personal and financial affairs of the Company’s executives, partners and owners as well as the Company’s business, financial condition, operations, assets and liabilities, research and development, marketing and public relations strategies, formulas, programs, systems of operations, recipes, ingredient lists, identification of suppliers and resources for goods and services, information regarding the needs, preferences, electronic mail addresses, names and telephone numbers of Company customers and guests, customer and guest lists, employee information, training manuals and videos, written procedures integral to the Company’s day-to-day operations, trade secrets, sales, products, services, accounts, purchasers of Company products, marketing, packaging, merchandising, distribution, manufacturing, finance, financial data, technology, intellectual property, including patents, design patents, trademarks, trade dress, copyrights, strategies, business structures, operations or ventures or other business affairs or plans, or information relating to existing or contemplated businesses, products and/or services of the Company, and any other information which the Company does not disclose to third parties not in a relationship of confidence with the Company. Such confidential, proprietary, and personal information does not include information (i) that at the time of disclosure is generally known in the Company’s trade; (ii) that the recipient thereof can show by written records was already in its possession at the time of disclosure and is not subject to an existing agreement of confidentiality; or (iii) that is received from a third party without restriction and without breach of this Agreement or any other agreement. Executive acknowledges that (x) such confidential, proprietary, and personal information is the exclusive, unique and valuable property of the Company and/or its partners and owners; (y) the business of each entity and their partners and owners depends on such confidential, proprietary, or personal information; and (z) the Company and its owners and partners wish to protect such confidential or proprietary information by keeping it confidential for the use and benefit of the Company and/or its partners and owners. Accordingly, Executive shall not disclose, directly or indirectly, to any person or entity any confidential, proprietary, or personal information concerning any aspect of the business or affairs of the Company, or its subsidiaries or affiliates, or its partners or owners, or its or their customers or patrons. Executive also agrees that, on the Resignation Date, all confidential, proprietary, or personal information in her possession or under her control, directly or indirectly, that is in writing, computer generated or other tangible form (together with all duplicates thereof) will forthwith be returned to the Company and will not be retained by the Executive or furnished to any person, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication. Executive agrees that the provisions of this Section 5 are reasonable and necessary to protect the proprietary rights of the Company and its affiliates in the confidential, proprietary, or personal information and trade secrets, goodwill and reputation.

(c)            Nothing in this Section 5 shall be construed to prevent Executive from disclosing information to any governmental taxing authority or to any court or judicial officer or pursuant to a valid court order, subpoena or other lawful process; provided, however, that, prior to disclosing any such information, Executive shall, to the extent feasible, provide at least five (5) business days’ notice in writing to the Company in order to provide the Company with an opportunity to protect against such disclosure.

(d)            Nothing in this Agreement shall prohibit Executive from disclosing any trade secret: (i) in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, Executive will not be deemed to be in violation of this Agreement if Executive files a lawsuit for retaliation for reporting a suspected violation of law, discloses the trade secret to her attorney, and uses the trade secret information in the court proceeding, provided, that Executive (x) files any document containing the trade secret under seal; and (y) does not publicly disclose the trade secret, except pursuant to a valid court order.

(e)            Nothing in this Agreement infringes on Executive’s ability to testify, assist or participate in an investigation, hearing or proceeding conducted by or to file a charge or complaint with the National Labor Relations Board, the Securities and Exchange Commission, U.S. Equal Employment Opportunity Commission, or comparable state or local agencies. These agencies have the authority to carry out their statutory duties by investigating the charge or complaint, issuing a determination, filing a lawsuit in federal or state court in their own name, or taking any other action authorized by law. However, Executive is precluded from receiving compensation as a result of any such action, except where such right cannot by law be waived.

6.            Non-Competition. Executive agrees that, through the one year anniversary of the Resignation Date, Executive shall not, either directly or indirectly, and whether for herself or on behalf of any other person, engage in, own, manage, operate, advise, provide financing to, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest in (whether as a stockholder, director, officer, partners, consultant, proprietor, agent of otherwise) in, or aid or assist anyone else in the conduct of, any Business that competes, directly or indirectly, with the Company or any of its affiliates in the Business or is otherwise engaged in activities competitive with the Company or any of its affiliates in the Business, in any jurisdiction in the United States of America or any other country in the world where the Company or any of its affiliates are then engaged in the Business (the “Restricted Area”). The Business of any of the Company’s licensed or franchise partners, whether now or in the future, shall be deemed competitive with the Company or any of its Affiliates in the Business. The Employee agrees that the restrictions set forth in this Section 6 shall apply to any business (not only the Business) of the Company’s licensed or franchised partners “Business” shall mean the business of developing, managing, and/or operating of (i) “better burger” restaurants, (ii) “quick service” or “fast food” restaurants with an emphasis on hamburgers, and (iii) fast casual restaurants (i.e., restaurants that do not offer table service but promise a higher quality of food with fewer frozen or processed ingredients than a fast food restaurant).

7.            Non-Solicitation. Executive agrees that, through the one year anniversary of the Resignation Date, Executive shall not, either directly or indirectly, and whether for herself or on behalf of any other person; (i) seek to persuade any employee or consultant of the Company or any of its affiliates to discontinue or diminish her status or employment therewith or seek to persuade any employee or exclusive consultant of the Company or any of its affiliates to become employed or to provide consulting or contract services to a business competitive with the Company or its affiliates; (ii) solicit, employ or engage, or cause to be solicited, employed, or engaged, any person who is employed by the Company or any of its affiliates; or (iii) solicit, encourage, or induce any contractor, agent, client, customer, supplier, or the like of the Company or any of its affiliates to terminate or diminish its/his relationship with, the Company or any of its affiliates, or to refrain from entering into a relationship with the Company or any of its affiliates, including, without limitation, any prospective contact, contractor, agent, client, customer, or the like of the Company or any of its affiliates; provided, however, that the foregoing shall not prohibit Executive from placing any general advertisements for employees so long as such general advertisements are not directed to any employees of the Company or any of its affiliates. For the avoidance of doubt, this Section 7 shall not prohibit Executive from soliciting any former employees of the Company or any of its affiliates at the time of any such soliciting activity.

8.            Non-Disparagement. Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, partners, members, equity holders or Affiliates, either orally or in writing, at any time, and the Company agrees to instruct its directors and officers as of the Resignation Date not to disparage Executive, either orally or in writing, at any time; provided that the Employee, the Company and the Company’s directors and officers may confer in confidence with their respective legal representatives and make truthful statements as required by law. Nothing in this Section 8 shall prohibit any individual from making truthful statements pursuant to legal process (e.g. in a deposition, under subpoena) or to any government entity or agent.

9.            Return of Company Property. No later than the Resignation Date, Executive will return to the Company all property of the Company, which is or has been in her possession, custody, or control, including but not limited to written materials, records, computer files, databases, lap-top computers, and documents (whether maintained in hard copy format, digitally, electronically, or in any other medium), and any copies thereof, including, but not limited to, all property of the Company taken or received by Executive during her employment or upon her separation from the Company; provided, however, that Executive may retain her Outlook contacts and similar, provided that such items only include contact information, and Executive may purchase her iPhone at the rates set by the Company’s IT policy. No later than the Resignation Date, Executive shall cooperate and work with the necessary Company personnel to transfer all non-personal computer files on Executive’s (\\srv-file1\home) (H:) drive to the Company’s (\\SRV-FILE1) (Z:) drive.

10.          No Reemployment. Effective as of the Resignation Date, Executive agrees to relinquish and hereby does relinquish any and all rights she may have to either directly or indirectly: (i) be employed by, (ii) be assigned to, (iii) work for, (iv) seek employment with or apply to, (v) accept employment with, or (vi) provide services in exchange for compensation in any capacity (including but not limited to as an employee, independent contractor, consultant or temporary employee) to the Company or any of its current or future parents, subsidiaries, and affiliated entities. Executive agrees that she will not seek, apply for, or accept any employment or assignment to which she has relinquished any rights. Executive agrees and understands that this provision is intended to protect the Company from allegations of retaliation.

11.	Remedies

(a)            Executive agrees that money damages may not be a sufficient remedy for her breach of Sections 5, 6, 7 and/or 8 of this Agreement and that, in addition to all other remedies, the Company shall be entitled to seek specific performance and injunctive or other equitable relief, without having to post a bond or other security, as a remedy for any such breach from a court of competent jurisdiction.

(b)            In the event that a judicial determination is made that Executive or Executive Confidants have breached the confidentiality, non-solicitation and non-disparagement provisions of Sections 5, 6, 7 and/or 8 of this Agreement, because damages would be difficult to quantify, Executive agrees to pay, and a court of competent jurisdiction shall award, the Company’s attorneys’ fees, in addition to any other fees, costs, and other damages awarded by such court because damages for each such breach of Sections 5, 6, 7 and/or 8 would be difficult to quantify. The parties expressly agree that the liquidated damages provision of this Section 11 is not a penalty but is the reasonable value of Executive’s or Executive’s Confidants’ breach of Sections 5, 6, 7 and/or 8.

(c)            In the event of any litigation to enforce or regarding a breach of the terms of this Agreement, the prevailing party shall be entitled to receive from the other reasonable attorneys’ fees and costs up through and including the appellate process.

12.          Cooperation. Executive agrees that it will provide reasonable cooperation with and assistance to the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings are related to services performed or required to be performed by Executive, knowledge possessed by Executive, or any act or omission by Executive. The Company will reimburse Executive for reasonable related expenses in connection with such cooperation.

13.          Termination. Notwithstanding anything in Sections 1 and 12 to the contrary, if, prior to the Resignation Date, Executive is terminated by the Company for “Cause”, then Executive shall forfeit the Transition Services Payment and all other payments, benefits, or equity set forth in Section 2 above. For purposes of this Agreement, “Cause” means: (i) breach by Executive of the Employment Agreement, which breach is not cured within ten (10) days following written notice from the non-breaching party thereunder detailing such breach, or which, if not curable, causes the non-breaching party thereunder material harm (including without limitation Section 6 thereof); (ii) Executive’s breach of a fiduciary duty owed to the Company or any affiliate; (iii) the willful and continued failure of Executive to attempt to perform her responsibilities and duties with the Company as set forth on Exhibit A; (iv) any intentional misconduct, act of dishonesty or fraud with respect to the Company or any affiliate; (v) Executive’s commission of an act constituting fraud, embezzlement or a felony or any tortious or unlawful act causing material harm to the Company’s or any of its affiliates’ standing or reputation; or (vi) breach of the covenants set forth in Sections 1, 5, 6, 7, and 8 hereof.

14.          Agreement Not To Purchase or Sell. Executive agrees that, as of the Effective Date and through and until the end of the first full trading day after the Company releases its earnings data for the fiscal quarter ending March 25, 2026, she shall not, unless party to a Rule 10b5-1 trading plan, buy sell or otherwise acquire or dispose of shares of Class A Common Stock of the Company (“Common Stock”).

15.            No Admissions. Neither this Agreement, nor anything contained in it, shall constitute, or shall be used, as an admission by the Company of any liability or wrongdoing whatsoever, including but not limited to any violation of federal, state, local, or common laws, ordinances, or regulations. Neither this Agreement, nor anything contained in it, shall be introduced in any proceeding except to enforce the terms of this Agreement or to defend against any claim relating to the subject matter of the releases contained herein.

16.	Dispute Resolution.

(a)            Executive and the Company agree that any obligations of the Parties pursuant to this Agreement, including but not limited to all issues and questions concerning the application, construction, validity, interpretation and enforcement thereof (collectively, “Claims”), shall be resolved by final and binding arbitration, pursuant to the Federal Arbitration Act, by JAMS in accordance with its Employment Rules & Procedures (or any successor rules and procedures then in effect for employment disputes), available at www.jamsadr.com (“Rules”). Both the Company and Executive shall have the right to be represented by counsel of their choosing (at their own expense) and shall be entitled to adequate discovery prior to the arbitration as determined by the arbitrator, who shall be selected in accordance with the Rules. Any such arbitration shall take place in New York, New York, unless otherwise mutually agreed upon by Executive and the Company. To the extent the rules of JAMS differ from the terms of this Agreement, the terms of this Agreement shall govern.

(b)            Executive and the Company understand and acknowledge that, by entering into this Agreement, Executive and the Company are waiving their respective rights to a trial by jury and to have any Claims adjudicated by a court or jury. Executive and the Company agree that the arbitrator’s award will be final and binding on both Parties and understand that their ability to appeal the arbitrator’s written decision is strictly limited under the Federal Arbitration Act. Each party will have the right to request that the arbitrator issue a written decision that memorializes the essential findings of fact and law and the conclusions upon which the arbitrator’s decision and the award, if any, are based. The arbitrator shall be empowered to award either party any remedy at law or equity to which the party otherwise would have been entitled had the matter been litigated in court, including, but not limited to, general, special, and punitive damages, injunctive relief, costs and attorneys’ fees; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator shall have no jurisdiction to issue any award contrary to or inconsistent with the law, including the statute, regulation, ordinance, or common law at issue.

17.          No Other Agreements. Executive acknowledges that by signing this Agreement, she has not relied upon any representations, promises or agreements by the Company, its employees, its officers, its directors, or its representatives (including any Company attorneys) which are not contained in this Agreement. Executive acknowledges that she is entering into this Agreement voluntarily and that she fully understands all of its provisions. This Agreement, along with the Arbitration Agreement, executed electronically by the Executive on August 20, 2025, constitute the entire understanding of the Parties and supersedes all prior oral and written agreements, including Executive’s Employment Agreement, except for the Company’s 2025 Incentive Award Plan and any equity award agreements entered into by Executive, all of which shall remain in full force and effect as they have been modified herein. This is an integrated document. This Agreement cannot be modified except by a writing signed by all parties hereto.

18.          Titles/Captions. The titles/captions to the sections contained in this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

19.          Severability. With the exception of Section 4 above, if any provision of this Agreement or the application thereof is declared or determined by any court to be illegal or invalid, that part shall be modified or excluded from the Agreement only to the extent required by law, but the validity of the remaining parts, terms, or provisions shall not be affected and shall continue in full force and effect. In the event Section 4 is held unenforceable by a court of competent jurisdiction, the Company’s obligations under Section 2 shall be null and void, and Executive shall be liable for the return of the Separation Agreement.

20.          Copies. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic, facsimiled, and PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.

21.          Modification. This Agreement cannot be modified except in a written document signed by both parties to this Agreement.

22.          Successors and Assigns. This Agreement will apply to, be binding in all respects upon and inure to the benefit of the respective successors and assigns of the Parties, including their personal representatives, administrators, executors, heirs and others taking from them; provided, however, that no party may delegate or avoid any of its liabilities, obligations or responsibilities under this Agreement.

23.          Knowing and Voluntary Release of Age Discrimination Claims. Executive agrees that this Agreement constitutes a knowing and voluntary waiver of rights or claims she may have against the Company, as set forth in this Agreement, including, but not limited to, all rights or claims arising under the ADEA, including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA.

24.	Consideration Period and Revocation.

(a)            Executive shall have, and Executive represents and warrants that the Company gave her at least twenty-one (21) days in which to consider this Agreement before signing it, and that such period was sufficient for her to fully and completely consider all of its terms. The Company advised Executive to take this Agreement home, read it, and carefully consider all of its terms before signing it. Executive hereby waives any right she might have to additional time within which to consider this Agreement. Executive also acknowledges that the Company advised her to discuss this Agreement with her own attorney (at her own expense) during this period if she wished to do so. Executive has carefully read this Agreement, fully understands what it means, and is entering into it voluntarily.

(b)            Executive may revoke this Agreement, including her release of claims under the ADEA contained in Section 4 of this Agreement within seven (7) calendar days after she signs it. Revocation may be accomplished only by delivery to Ronald Palmese, Jr., Chief Legal Officer, Shake Shack Enterprises, LLC, 225 Varick Street, Suite 301, New York, NY 10014, of a signed written statement (or a facsimile thereof) unequivocally revoking this Agreement. To constitute an effective revocation, the Company must receive the written revocation within the seven (7)-day period after Executive executes this Agreement. Upon the expiration of the seventh (7th) day without receipt of such a statement, this Agreement will become effective and irrevocable.

25.          Separation from Service under Section 409A. (i) No amount shall be payable pursuant to Section 2 unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) for purposes of Section 409A, Executive’s right to receive installment payments pursuant to Section 2 shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. Notwithstanding any provision to the contrary in this Agreement, if Executive’s is deemed at the time of her separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s “separation from service” (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) with the Company or (B) the date of the with Executive’s death; upon the earlier of such dates, all payments deferred pursuant to this sentence shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other interpretive guidance issued thereunder.

26.          Counterparts. This Agreement may be executed electronically and in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized officer to execute, this Transition and Advisory Agreement as of the day and year first above written:

/s/ Katherine Fogertey
Katherine Fogertey
Date: November 20, 2025

SHAKE SHACK ENTERPRISES, LLC

By:	/s/ Ronald Palmese Jr.
Name: Ronald Palmese Jr.
Title: Chief Legal Officer
Date: November 20, 2025

EXHIBIT A

JOB RESPONSIBILITIES AND DUTIES

Through the Resignation Date, Executive shall serve as a senior advisor to the Company and fulfill the following non-exhaustive list of responsibilities and duties:

1.	Development of transition memo detailing ongoing projects, workstreams, deadlines, etc. (“work”)

2.	Transition work relating to Executive’s former responsibilities and duties as the Chief Financial Officer of the Company to direct reports in an appropriate manner

3.	Transition direct reports to the Chief Executive Officer in an appropriate manner

4.	Support direct reports in their fulfillment of their job responsibilities and duties in an appropriate manner

5.	As requested by the Company, make oneself available to complete work, and to provide such advice, expertise or knowledge, with respect to Executive’s former responsibilities and duties as the Chief Financial Officer of the Company, including participating in the preparation of the 10-K, earnings release, and earning script for FYE 2025 and participating in calls with analysts and institutional shareholders

6.	As requested by the Company, make oneself available to complete work, and to provide such advice, expertise or knowledge, with respect to other matters in which Executive was involved, including enterprise-wide or other cross-functional matters

EXHIBIT B CERTIFICATE

THIS CERTIFICATE MUST BE SIGNED NO SOONER THAN THE RESIGNATION DATE

Katherine Fogertey (“Executive”) entered into a Transition Services Agreement (“Agreement”) with Shake Shack Enterprises, LLC (“Enterprises”), SSE Holdings, LLC (“Partnership”), and Shake Shack Inc. (“Pubco”, and together with Enterprises and Partnership, the “Company”) dated as of November 20, 2025. Executive hereby acknowledges that:

1)            A copy of this Certificate was attached as an Exhibit to the Agreement when it was given to Executive for her review. Executive has had at least twenty-one (21) days to consider signing this Certificate, which was sufficient time for her to fully and completely consider its terms.

2)            Executive may revoke this Certificate within seven (7) days after she signs it by delivering written notice of such revocation to the Company, attention of Ron Palmese as set forth in Section 24(b) of the Agreement.

3)            Executive was advised in writing to discuss the Agreement, including this Certificate, with an attorney before executing either document. Executive has carefully read this Agreement, fully understands what it means, and she is entering into it voluntarily

4)            Provided Executive executes and does not revoke this Certificate, the Company shall provide Executive the Transition Services Payment set forth in Section 2 of the Agreement.

5)            Executive is not entitled to any other benefits or payments from the Company after signing this Certificate other than those contained in the Agreement.

6)            In exchange for receiving the consideration described in Section 2 of the Agreement, Executive hereby agrees that this Certificate will be a part of the Agreement and that the Agreement is to be construed and applied as if she signed it on the day she signed this Certificate; provided that the Company will not be required to duplicate any payment it has already made to Executive as it is required to make under the terms of the Agreement. This Certificate, among other things, extends Executive’s release of claims in Section 4 of the Agreement and related promises and representations to any claims that arose at any time during the period that Executive provided services to the Company through the date Executive signs this Certificate.

Katherine Fogertey
Date: ___________________, 2026

SHAKE SHACK ENTERPRISES, LLC

By:
Name: Ronald Palmese Jr.
Title: Chief Legal Officer
Date: ___________________, 2026